Exhibit 10.3

ATLAS AIR WORLDWIDE HOLDINGS, INC.

PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AGREEMENT, dated as of                      (the “Agreement”), is between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and                      (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2007 Incentive Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Award of Performance Share Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded                      performance share units (“Performance Share Units”), which constitute the right to receive, without payment, (i) up to              shares of common stock of the Company upon the Company’s satisfaction of certain performance criteria as described in Section 2 below (the “Unit Delivered Shares”), and (ii) the right to receive, without payment, additional shares of common stock on the same basis as the Unit Delivered Shares, equal in value (determined as hereafter provided) to the dividends, if any, which would have been paid with respect to the common stock underlying the Unit Delivered Shares had such common stock been issued to the Employee on the Date of Grant, as defined below (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those set forth herein. For purposes of (ii), the number of Deferred Dividend Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. For the avoidance of doubt, no Shares (including Deferred Dividend Shares) shall be payable in respect of the Unit Delivered Shares if the Unit Delivered Shares are forfeited, and no Deferred Dividend Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Employee or other person entitled to the Unit Delivered Shares becomes the record owner of such Shares for dividend record-date purposes. If the number of Shares (including Deferred Dividend Shares) deliverable along with the Unit Delivered Shares includes a fractional share, the value of such fractional share (determined as of the trading day immediately preceding the delivery date described in Section 2(c) below) shall be payable in cash in lieu of such fractional share. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.

The Unit Delivered Shares and the Deferred Dividend Shares are collectively referred to herein as the “Performance Share Award.” The Performance Share Award is granted on                      (the “Date of Grant”).

2. Vesting of Performance Share Award; Delivery of Performance Share Units; Treatment upon Termination of Service.

(a) Vesting Generally. Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Performance Share Award shall become vested (meaning that the Employee shall be entitled to receive a certain number of shares of the Company’s common stock in respect of each Performance Share Unit as determined pursuant to Section 2(b)) if, and only if: (x) the Employee remains continuously employed by the Company or its subsidiaries from the date hereof until the end of the Performance Period, as defined below, (y) there is a Termination of Service of the Employee pursuant to Section 2(d) or 2(e), as further provided in such Sections, or (z) the conditions of Section 2(f) are satisfied on or before the last day of the Performance Period.

(b) Determination of Number of Unit Delivered Shares Upon Satisfaction of Performance Criteria. Notwithstanding anything to the contrary in this Agreement, shares of the Company’s common stock underlying the Performance Share Award will only become deliverable by the Company in respect of vested Performance Share Award and only upon satisfaction of the achievement of certain relative ROIC and EBT Growth levels as described below (the “Performance Criteria”) during the period beginning          and ending          (the “Performance Period”), as compared to the ROIC and EBT Growth of the companies listed in Annex A attached hereto (the “Peer Companies”) for the same period. The number of Unit Delivered Shares and Deferred Dividend Shares in respect of each vested Performance Share Unit, if any, shall be determined in accordance with Annex B hereto (the “Performance Unit Plan Matrix”). Each cell of the Performance Unit Plan Matrix sets forth in percentage terms the number of the Company’s common shares related to each vested Performance Share Unit that will become Unit Delivered Shares for each performance level. Performance Share Units are originally awarded on the basis of one Performance Share Unit to one Unit Delivered Share, subject to adjustment depending on the level of achievement set forth in the Performance Unit Plan Matrix. By way of example only, at 100% achievement, each vested Performance Share Unit shall represent the right to receive one Delivered Share (1 x 100%); at 200% achievement, each vested Performance Share Unit shall represent the right to receive two Unit Delivered Shares (1 x 200%); at 75% achievement, each vested Performance Share Unit shall represent the right to receive 0.75 of a Delivered Share (1 x 75%); and at zero percent achievement, the holder will not be entitled to receive any Unit Delivered Shares in respect of any vested Performance Share Unit (1 x 0%).

(1) ROIC for the Company shall be measured against ROIC for the Peer Companies as set forth in the Performance Unit Plan Matrix. “ROIC” for the Company and each Peer Company shall mean a fraction where the numerator is cumulative NOPAT over the Performance Period and the denominator is Average Invested Capital (calculated as the average of capital for             ,              and             ), in each case calculated in accordance with United States generally accepted accounting principles (“GAAP”). “NOPAT” is defined as operating income minus Cash Tax Paid. “Cash Tax Paid” is defined as income taxes as reflected on the income statement minus deferred taxes as reflected on the cash flow statement. “Average Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year. “Invested Capital” is defined as capital lease obligations, plus short and long term debt plus total stockholders’ equity minus an amount equal to cash and cash equivalents. Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date. Invested Capital shall be reduced by the amount of any investments held in the Company’s direct or indirect debt securities that remain outstanding and that have not otherwise been defeased.

(2) EBT Growth for the Company shall be measured against EBT Growth for the Peer Companies as set forth in the Performance Unit Plan Matrix. “EBT” shall mean income before income taxes (or pre-tax income), in accordance with GAAP. EBT Growth for the Company and each Peer Company shall be calculated by averaging the percentage increase or decrease in EBT for each of the three years ended December 31 in the Performance Period. EBT increase or decrease for each twelve month period shall be calculated by subtracting EBT for the twelve months ended December 31 for the prior year from EBT for the twelve months ended December 31 for the current year and dividing the resulting difference in EBT by the EBT for the twelve months ended December 31 for the prior year. This calculation will be performed for the Company and for each Peer Company.

(3) The calculations for ROIC and EBT shall be adjusted for the following non-recurring items to the extent reflected on the Company’s or the peer companies’ financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) write offs related to fresh start accounting adjustments or (iv) extraordinary items under GAAP. These adjustments shall be made on an “After-tax basis” with respect to ROIC and on a pre-tax basis with respect to EBT. “After-tax basis” shall mean the product of the amount of each non-recurring item times the difference between one and the cash tax rate as published in the Company’s and each peer group company’s annual report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for the respective fiscal year or 12 month measurement period. The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide.

(c) Delivery of Unit Delivered Shares. As soon as reasonably practicable in calendar year         , the Committee shall certify (as required by Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) whether and at what level the Performance Criteria have been achieved. For the purposes of this Agreement, the term “Determination Date” means the date on which the Committee makes such certification. Subject to the terms of this Agreement and satisfaction of any withholding tax liability pursuant to Section 5 hereof, as soon as reasonably practicable following the Determination Date, but in any event no later than         , the Company shall deliver to the Employee a certificate or certificates or shall credit the Employee’s account so as to evidence the number of Unit Delivered Shares and Deferred Dividend Shares, if any, to which the Employee is entitled hereunder, as calculated in accordance with Section 2(b) above.

(d) Death or Disability. In the event of death or a termination by the Company of the Employee’s employment with the Company or its Subsidiaries (a “Termination of Service”) by reason of the Employee’s Disability occurring after the date hereof, but before the end of the Performance Period, the portion of the Performance Share Award that will vest is calculated by dividing the number of days from         until the date of Disability or death, by the total number of days in the Performance Period, multiplied by the Performance Share Award amount. Any former Employee, upon Disability, or the estate of an Employee, upon death, will continue to hold the vested portion of the Performance Share Award, subject to the restrictions and all terms and conditions of this Agreement, until delivery of Shares pursuant to Section 2(c) or 2(f).

Subject to Section 2(f), the appropriate number of Unit Delivered Shares and Deferred Dividend Shares, if any (calculated as provided in Section 2(b)) shall not be delivered until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, a Termination of Service shall be deemed to be by reason of “Disability” if upon such Termination of Service, the Employee shall have been continuously disabled from performing the duties assigned to Employee for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(e) Termination by the Company Not For Cause. In the event of Termination of Service of the Employee by reason of an involuntary termination by the Company and its Subsidiaries not for Cause occurring after the date hereof, but before the end of the Performance Period, the portion of the Performance Share Award that will vest is calculated by dividing the number of days from          until the date of the Termination of Service by reason of an involuntary termination not for Cause, by the total number of days in the Performance Period, multiplied by the Performance Share Award amount. Any former Employee, upon Termination of Service not for Cause under this Section 2(e), will continue to hold the vested portion of the Performance Share Award, subject to the restrictions and all terms and conditions of this Agreement, until delivery of Shares pursuant to Section 2(c) or 2(f).

Subject to Section 2(f), the appropriate number of Unit Delivered Shares and Deferred Dividend Shares, if any (calculated as provided in Section 2(b) shall not be delivered until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, “Cause” shall mean (i) the Employee’s refusal or failure (other than during periods of illness or disability) to perform the Employee’s material duties and responsibilities to the Company or its Subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Employee in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its Subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its Subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(f) Change in Control. Notwithstanding any provision of this Section 2 to the contrary, the Performance Share Award shall become immediately and fully vested thirty (30) days prior to a Change in Control of the Company on the basis of 200% achievement in relation to the Performance Criteria Matrix. Following such vesting, the Unit Delivered Shares and Deferred Dividend Shares underlying the Performance Share Award will be delivered within ten (10) days following such Change of Control.

For purposes of this Agreement, “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 2(f));

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 2(f));

(3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 2(f)).

(g) Other Terminations of Service. Except as provided for herein or in the Plan, any Termination of Service of the Employee occurring prior to the end of the Performance Period (including a Termination of Service initiated by the employee) and before a Change in Control of the Company, shall result in the immediate and automatic termination and forfeiture of the Performance Share Award.

3. Transfer. The shares of the Company’s common stock underlying the Performance Share Award when delivered pursuant to Section 2(c) may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. Otherwise, the Performance Share Award shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

4. Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of the common stock underlying the Performance Share Award.

5. Tax Withholding. No shares of the Company’s common stock underlying the Performance Share Award will be issued until the Employee pays to the Company an amount sufficient to allow the Company to satisfy its tax withholding obligations. To this end, the Employee shall either:

(a)	pay the Company the amount of tax to be withheld (including through payroll withholding),

(b)	deliver to the Company other shares of stock of the Company owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

(c)	make a payment to the Company consisting of a combination of cash and such shares of stock, or

(d)	request that the Company cause to be withheld a number of vested shares of stock having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

Notwithstanding the foregoing, the payment or withholding of taxes shall be made within the payment period prescribed in Sections 2(c) or 2(f), as applicable. In the event the Employee fails to timely pay or timely elect withholding of taxes in the manner described in Section 5(a), (b), (c) or (d), the Company reserves the right to withhold a number of vested shares of stock having a then fair market value sufficient to discharge minimum required federal, state and local tax withholding (but no greater than such amount).

6. References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

9. Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Unit Delivered Shares or Deferred Dividend Shares. Once the Unit Delivered Shares and Deferred Dividend Shares vest and the shares of common stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of common stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

10. No Right to Continued Employment. This Performance Share Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Performance Share Award interfere with the right of the Company to terminate the Employee’s employment at any time.

11. Provisions of the Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

13. This Agreement and the payment of the Performance Share Award are intended to satisfy the requirements of Section 409A of the Code and guidance issued thereunder and shall be construed accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Performance Share Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Employee

Annex A

Peer Group

AERCAP

AIRCASTLE LIMITED

ALEXANDER & BALDWIN, INC.

ARKANSAS BEST CORPORATION

AIR TRANSPORT SERVICES GROUP (ATSG)

BRISTOW GROUP

CSX CORPORATION

DELTA AIRLINES

GATX CORPORATION

GENESEE & WYOMING, INC.

HORIZON LINES, INC.

J.B. HUNT TRANSPORT SERVICES, INC.

JETBLUE AIRWAYS

KANSAS CITY SOUTHERN

NORFOLK SOUTHERN

RAILAMERICA

RYDER SYSTEMS, INC.

SKYWEST AIRLINES

SOUTHWEST AIRLINES

TAL INTERNATIONAL

TIDEWATER INC.

Annex B

Performance Unit Plan Matrix

Performance Relative to Peer Group: ROIC

Performance Relative to Peer Group: EBT Growth		Bottom Quartile	26th – 44th Percentile	45th – 55th Percentile	56th – 75th Percentile	Top Quartile
	Top Quartile	100%	135%	150%	175%	200%
	56th – 75th Percentile	75%	100%	135%	150%	175%
	45th – 55th Percentile	50%	75%	100%	135%	150%
	26th – 44th Percentile	0%	50%	75%	100%	135%
	Bottom Quartile	0%	0%	50%	75%	100%

For measurement purposes, the 45th to 55th percentile box of Annex B (“Center Box”) will be populated with three companies, the 26th – 44th percentile and the 56th – 75th percentile will be populated with four companies and the top quartile and the bottom quartile will be populated with five companies, for a total of twenty-one companies, which includes the peer group companies and the Company.

If ROIC or EBT information is unavailable for one of the companies listed above, then such company shall be omitted from the peer group and from any and all calculations under this Agreement, and the companies comprising the Center Box will be accordingly reduced. If another company shall be omitted from the peer group, the 26th to 44th percentile box of Annex B will then be reduced by one company, and if a further reduction is required, the 56th to 75th percentile box of Annex B will then be reduced by one company, and then again 26th to 44th percentile box of Annex B, and so on.